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                                                                      EXHIBIT 21

                            MORROW SNOWBOARDS, INC.

                         SUBSIDIARIES OF THE REGISTRANT

 .  Morrow International, Inc.

 .  Morrow Westbeach Canada ULC and subsidiaries:

    Westbeach Snowboard U.S.A., Inc.

    Westbeach Snowboard GmbH

    Westbeach Snowboard UK Limited